中国社会福利中医医院

China Social Welfare TCM Hospital

Clinical Observation of the Curative effects of

The Smokers Tablet

We decided to participate in this research project to evaluate the effect of The Smokers Tablet on the health of smokers who had been smoking for differing lengths of time.
The study involved 750 smokers and was conducted under the observation of Zeng Liangqin who provided guidance as well.
Zeng Liangqin is the inventor of the Smokers Tablet.

Objective:

To evaluate the effect of the Smokers Tablet in eliminating the negative consequences of smoking such as: coughing, phlegm, pharyngoxerosis, asthma, breathing irregularities among others.

Method: Laboratory tests before and after to determine differences with:

a) Blood conventional check
b) Gas analysis of artery blood
c) Phlegm check
d) X-rays
e) Pulmonary function.

Selection criteria:

Persons selected had symptoms of coughing, phlegm, pharyngoxerosis, asthma and breathing irregularities for an extended period of time.
600 males and 150 females were selected and divided into groups by age.

100 25-35 years old
300 35-45
350 over 45 years old

Of the group of 750,	200 had been smoking for	5 years
	300 had been smoking for	10 years
	150 had been smoking for	15 years
And	100 had been smoking for over 20 years.	